Exhibit 99.1 Spirit Airlines Announces Deferral of Airbus Aircraft Deliveries MIRAMAR, Fla., April 8, 2024 – Spirit Airlines, Inc. ("Spirit" or the “Company”) (NYSE: SAVE) today announced that it reached an agreement with Airbus to defer all aircraft on order that are scheduled to be delivered in the second quarter of 2025 through the end of 2026 to 2030-2031. These deferrals do not include the direct-lease aircraft scheduled for delivery in that period, one each in the second and third quarter 2025, respectively. The agreement with Airbus will improve Spirit’s liquidity position by approximately $340 million over the next two years. There are no changes to the aircraft on order with Airbus that are scheduled to be delivered in 2027-2029. As a result of grounded aircraft due to Pratt & Whitney GTF engine availability issues, along with the 2025 and 2026 aircraft deferrals, Spirit announced it intends to furlough approximately 260 Pilots effective September 1, 2024. As recently announced, Spirit entered into a compensation agreement with Pratt & Whitney regarding its GTF engines, which is estimated to improve Spirit’s liquidity between $150 million and $200 million over the term of that agreement. In addition, Spirit will continue to evaluate the use of its current financeable asset base to add additional liquidity over the coming months. “This amendment to our agreement with Airbus is an important part of Spirit’s comprehensive plan to bolster profitability and strengthen our balance sheet,” said Ted Christie, Spirit's President and Chief Executive Officer. “Deferring these aircraft gives us the opportunity to reset the business and focus on the core airline while we adjust to changes in the competitive environment. In addition, enhancing our liquidity provides us additional financial stability as we position the Company for a return to profitability. We would like to thank our partners at Airbus for their continued support and commitment to the long-term success of Spirit.” Christie continued, "I am extremely proud of our dedicated Spirit team for their focus and resilience over the last few years. Unfortunately, we had to make the difficult decision to furlough Pilots given the grounded aircraft in our fleet and our deferral of future deliveries. We are doing everything we can to protect Team Members, while balancing our responsibility to return to positive cash-flow and thrive as a healthy company with long-term growth prospects. I thank the Spirit team for continuing to deliver affordable fares and great experiences to Guests.” The Airbus amendment also defers by two years the exercise dates for optional aircraft included in Spirit’s purchase agreement. There is no change to the total number of aircraft on order or Spirit options for additional aircraft. As previously announced, Spirit has retained Perella Weinberg & Partners L.P. and Davis Polk & Wardwell LLP as advisors. The Company has been taking, and will continue to take, prudent steps to ensure the strength of its balance sheet and ongoing operations, including assessing options to refinance upcoming debt maturities and bonds. About Spirit Airlines Spirit Airlines (NYSE: SAVE) is committed to delivering the best value in the sky. We are the leader in providing customizable travel options starting with an unbundled fare. This allows our

Exhibit 99.1 Guests to pay only for the options they choose — like bags, seat assignments, refreshments and Wi-Fi — something we call À La Smarte®. Our Fit Fleet® is one of the youngest and most fuel-efficient in the United States. We serve destinations throughout the U.S., Latin America and the Caribbean, making it possible for our Guests to venture further and discover more than ever before. We are committed to inspiring positive change in the communities where we live and work through the Spirit Charitable Foundation. Come save with us at spirit.com. Investor inquiries: DeAnne Gabel (954) 447-7920 investorrelations@spirit.com Media inquiries: Spirit Media Relations Media_Relations@spirit.com or FGS Global Robin Weinberg / Emily Claffey / Bridget Stephan (212) 687-8080 Spirit@FGSGlobal.com